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FOR IMMEDIATE RELEASE

PIZZA INN HOLDINGS, INC. NAMES RANDY GIER CEO

THE COLONY, Texas – (November 9, 2012) -- Pizza Inn Holdings, Inc. (Nasdaq:PZZI) today announced that the Board of Directors has named Randy Gier as Chief Executive Officer, effective today.  Mr. Gier succeeds Interim CEO Clinton J. Coleman, who will return to his role as a member of the Board, where he has served since 2007.

“After an extensive search with an exceptional field of highly-qualified candidates, the Board has unanimously chosen Randy to be the visionary leader for Pizza Inn and Pie Five as we focus on the future, domestically and abroad, with two strong brands,” said Mr. Coleman. “Randy brings an incredible resume to his new job, and he joins Pizza Inn Holdings at a pivotal moment in the company’s history.”

“I am thrilled to be joining the amazing team at Pizza Inn,” Mr. Gier said. “I look forward to working with our dedicated franchise partners, our hard working company associates, and our committed supplier network to drive profitable growth well into the future.  Pizza Inn is an iconic brand with considerable growth potential and Pie Five is an exciting new brand poised to lead the fast-casual pizza segment.  Together they are the dynamic duo of the pizza business.”

Mr. Gier brings nearly three decades of experience in the food and beverage industry to his new post, having championed some of the largest publicly-traded chains in the world as well as building successful restaurants from the ground up. Mr. Gier has lead marketing, strategy, and innovation as Chief Marketing Officer at Yum! Restaurants International’s, Pizza Hut and KFC divisions, as well as at Dr Pepper/Snapple Group and Borden Dairy Company.  Prior to Yum!, he held executive positions in finance, general management, and marketing throughout PepsiCo.  Most recently, Mr. Gier served as founder and CEO of Savvy Fare Restaurant Group, based in Plano, Texas, where he launched and expanded the popular Cedars Woodfire Grill concept – a fast casual restaurant that’s breaking the traditional paradigm between great taste and good health.

“Randy’s leadership experience spans world-class brands and start-up game-changers,” Mr. Coleman said. “He understands the complexities of a heritage brand as well as the nuances of incubating and franchising an innovative new concept. That expertise fits perfectly with a Pizza Inn brand that has been around for more than five decades and a Pie Five brand that won a 2012 Hot Concept of the year award from Nation’s Restaurant News in just its first year of operation.”

Mr. Gier received a bachelor’s of business administration degree from the University of Missouri and a master’s of business administration degree from the University of Chicago; both with concentrations in finance.

About Pizza Inn Holdings, Inc.:

Headquartered in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc., is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks "Pizza Inn" and "Pie Five Pizza Co."  Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches, and desserts. Pie Five Pizza Co. is a new fast-casual concept offering individual pizzas made to order and cooked in less than five minutes. Founded in 1958, publicly traded Pizza Inn Holdings, Inc. (Nasdaq:PZZI) franchises approximately 300 restaurants and directly owns and operates 12 restaurants. For more information, please visit www.pizzainn.com.

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